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                                   EXHIBIT 15

October 30, 2006

USG Corporation
125 South Franklin Street
Chicago, Illinois  60606

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of USG Corporation and subsidiaries for the three- and nine-month periods ended September 30, 2006 and 2005, as indicated in our report dated October 25, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, is incorporated by reference in Registration Statement No. 33-64217 on Form S-3, Registration Statements No. 33-22581 (as amended), 33-22930, 33-36303, 33-52715,
33-63554, 33-65383 and 333-136289 on Form S-8, and Registration Statement No. 333-132203 on Form S-1.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois

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